GENERAL CONVEYANCE OF BUSINESS ASSETS

THIS INDENTURE made as of the 6th day of May, 1999.

BETWEEN:

CALLDIRECT ENTERPRISES INC., a company duly incorporated pursuant to the laws of the Province of Alberta and having an office at 120, 6165 Highway 17, Delta, British Columbia, V4K 5B8

(herein called the "Vendor")

OF THE FIRST PART

AND:

SUNCOM TELECOMMUNICATIONS INC., a company incorporated pursuant to the federal laws of Canada, and having an office at 120 North LaSalle Street, Suite 1000, Chicago, Illinois, U.S.A. 60602

(herein called the "Purchaser")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A. By Asset Purchase Agreement dated for reference May 6, 1999 (the "Asset Purchase Agreement"), the Vendor agreed to sell to the Purchaser the business known as CallDirect Enterprises Inc. (the "Business") as a going concern and all property and assets of the Business;

B. The Purchaser has requested the Vendor to execute and deliver this Indenture for the purpose of conveying and assuring to the Purchaser that all of the property and assets of the Business have been effectively been conveyed to the Purchaser;

NOW THEREFORE, in consideration of the premises and the sum of $1.00 and other good and valuable consideration now paid by the Purchaser to the Vendor, the receipt whereof is hereby acknowledged by the Vendor:

1. The Vendor hereby grants, bargains, sells, assigns, transfers, conveys, and sets over unto the Purchaser all the property, assets, and undertaking of the Business as a going concern as at the Closing Date (as defined in the Asset Purchase Agreement) of every kind and description, both real and personal, and wherever situate (collectively the "Business Assets") including, without limitation, the goodwill of the Business, all inventories, customer lists, brochures, samples, price lists, accounting and other books and records, present and future rents, revenues, incomes, rights, franchises, restrictive covenants, registered and unregistered trade marks, trade or brand names, copyrights, designs, patents and other industrial or intellectual property, permits, licences, consents, authorizations, approvals, machinery, equipment, materials, supplies, choses in action, and all other property and things of every kind and nature, tangible and intangible, legal and equitable which the Vendor may be possessed of or entitled to in connection with the Business or the Business Assets TO HAVE AND TO HOLD UNTO THE PURCHASER FOREVER.

2. The Vendor covenants, agrees, represents, and warrants to and with the Purchaser:

(a) that the Vendor is now rightfully and absolutely possessed of and entitled to the Business Assets, and has the right to convey same to the Purchaser in the manner herein provided;

(b) that the Business Assets are free and clear of all liens, charges, encumbrances, claims, and demands of every nature and kind whatsoever except as disclosed in the Asset Purchase Agreement and the closing documents associated with the Asset Purchase Agreement (the "Closing Documents");

(c) that the Vendor will indemnify and save harmless the Purchaser from and against any liens, charges, encumbrances, claims and demands not so disclosed in the Asset Purchase Agreement and the Closing Documents (and the Purchaser may, but will not be bound to, pay and satisfy same as the Purchaser deems fit) and from and against all actions, suits, proceedings, assessments, judgments, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to the Purchaser) which arise or are made or claimed against or suffered or incurred by the Purchaser in connection with and all monies expended by the Purchaser in so paying or satisfying same;

(d) that from and after the time and execution and delivery hereof the Purchaser will peaceably and quietly have, hold, possess, and enjoy the Business Assets to and for the Purchaser's own use and benefit without any manner of hindrance, interruption, molestation, claim or demand whatsoever of, from or by the Vendor or any other person whomsoever; and

(e) that the Vendor will from time to time and at all times hereafter upon the reasonable request of the Purchaser, but at the expense of the Purchaser, make, do, and execute, or cause or procure to be made, done, and executed all such further acts, deeds, and assurances for the more effectual conveyance and assurance of the Business Assets unto the Purchaser in accordance with the intent and meaning of this Indenture as may be reasonably required by the Purchaser.

3. The Vendor hereby constitutes and appoints the person from time to time holding the office of secretary of the Purchaser as the true and lawful attorney of the Vendor for and in the name or otherwise on behalf of the Vendor with full power of substitution to do and execute all acts, deeds and assurances to give effect to the conveyance and assurance of the Business Assets unto the Purchaser in the manner herein provided in accordance with the intent and meaning of this Indenture. Said Power of Attorney coupled with the Purchaser's interest will not be revoked by the dissolution of the Vendor or otherwise be revocable.

4. This Indenture will be read and construed together with the Asset Purchase Agreement and the Closing Documents. In the event that the provisions of the Asset Purchase Agreement or the Closing Documents conflict with or differ from the provisions hereof, then such provisions of the Asset Purchase Agreement or the Closing Documents will prevail.

5. All grants, covenants, provisos, agreements, rights, powers, privileges, and liabilities contained in this Indenture will be read and held as made by and with, granted to and imposed upon the respective parties hereto, and their respective heirs, executors, administrators, successors and assigns (as the case may be) as if the words heirs, executors, administrators, successors and assigns had been inscribed in all proper and necessary places; and wherever the singular or masculine pronoun is used, the same will be construed as meaning the plural or feminine or the body politic or corporate where the context or the parties hereto require, and where a party is more than one person, all obligations will be deemed to be joint and several.

IN WITNESS WHEREOF the Vendor has executed these presents as of the day and year first above written.

CALLDIRECT ENTERPRISES INC.

Per: /s/ signed
Authorized Signatory

SUNCOM TELECOMMUNICATIONS INC.

Per: /s/ signed
Authorized Signatory